SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 28, 2004

(Date of earliest event reported)

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.	Other Events

ONEOK, Inc. has entered into an agreement to sell all the stock of ONEOK Energy International, Inc. and ONEOK International Investments, Inc., which holds a minority interest in a natural gas distribution system and related businesses in Piedras Negras, Coahuila, Mexico, to Choahuila Energy, LLC. The sale price is approximately $2 million. The transaction is expected to close in early May 2004.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits
(a)	Financial Statements of Businesses Acquired
Not applicable.

(b)	ProForma Financial Information
Not applicable.

(c)	Exhibits
99.1 Press release issued by ONEOK, Inc. dated April 28, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	April 28, 2004	By:	/s/ Jim Kneale
Jim Kneale
Senior Vice President, Treasurer
and Chief Financial Officer
(Principal Financial Officer)

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Exhibit 99.1
[ONEOK Logo]	News

April 28, 2004	Analyst Contact: Weldon Watson
918-588-7158
Media Contact: Megan Whalen
918-588-7572

ONEOK to sell International Interests

Tulsa, Okla. -- ONEOK, Inc. (NYSE:OKE) announced today it has reached an agreement to sell two ONEOK subsidiaries holding interests in a natural gas distribution system and related business in Piedras Negras, Coahuila, Mexico to Coahuila Energy, LLC. The sales price is approximately $2 million.

Specifically, ONEOK sold to Coahuila Energy all of the stock of ONEOK Energy International, Inc. and ONEOK International Investments, Inc., which held a minority interest in a natural gas distribution system and related businesses in Mexico. ONEOK acquired these investments as part of the January 2003 purchase of Southern Union's Texas assets.

"The sale of these subsidiaries continues to demonstrate our commitment to divest of non-core holdings and allows us to focus on our business interests within the ONEOK footprint," said Jim Kneale, senior vice president, treasurer and chief financial officer of ONEOK.

The transaction is expected to close in early May 2004.

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ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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